Exhibit 99.1

JDA Software Group, Inc.	Contact Information at End of Release
NEWS RELEASE
JDA Software Announces Lawsuit Verdict
Scottsdale, Arizona — June 16, 2010 — JDA® Software Group, Inc. (NASDAQ: JDAS) announced that a jury in the District Court of the State of Texas, County of Dallas returned a verdict yesterday in litigation between Dillard’s, Inc. and i2 Technologies, Inc., which JDA acquired on January 28, 2010. Dillard’s alleged that i2 had failed to meet obligations to Dillard’s regarding two i2 products under a software license agreement and related services agreement for which Dillard’s had paid i2 approximately $8 million. The Texas jury awarded approximately $246 million in damages to Dillard’s under various theories, of which only $8 million were direct damages, and $238 million of which were based on alleged consequential, special or punitive damages.
          The jury reached this result despite the fact that:
•	Dillard’s acquired the software in 2000, and formally accepted and used the products for several years before filing a lawsuit;

•	One of the two software products continues to be used at Dillard’s today; and

•	The software at issue is being used successfully by national and global customers of i2, and has been for several years.
          JDA is evaluating the outcome and intends to pursue all available paths to overturn the verdict. JDA believes it has several grounds for reversal or significant reduction of the verdict and that a more reasonable resolution will ultimately be reached. JDA Chief Executive Officer Hamish Brewer stated, “We believe this verdict is unjustified given the nature of this commercial dispute. We will pursue every avenue available to overturn the verdict, and are confident that justice will ultimately prevail. In the meantime, we will continue to focus on providing our customers with world-class services and products.”
About JDA Software Group, Inc.
          JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and

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JDA Software Announces Lawsuit Verdict
services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s multiple service options provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more about JDA Software, please visit www.jda.com or e-mail info@jda.com.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
          This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “can,” “will,” “ensure,” “help,” “enable,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, JDA’s beliefs that the verdict was unwarranted, that there are grounds for reversal or reduction of the verdict against i2, and that JDA will continue to focus on providing our customers with world class services and products. Of course, actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside our control, including, but not limited to, the risk that i2 and JDA will not prevail with respect to any of the future actions it takes in this litigation, and the risks that other potential liabilities or claims against i2 prove to be larger than previously assessed, represented or understood.
          “JDA” and “i2” are trademarks or registered trademark of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” or “i2” is a trademark and/or property of JDA Software Group, Inc.
JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392
JDA Corporate Communications Contact:
Beth Elkin, Sr. Director, Corporate Communications
beth.elkin@jda.com
469-357-4225
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260